Exhibit 99.1

NEWS RELEASE
April 15, 2011	OTC BB: DPDW

DEEP DOWN REPORTS 2010 RESULTS

•	Revenue increases by 47 percent to $42.5 million
•	Gross profit increases 52 percent to $13.6 million
•	Adjusted EBITDA increases $5.6 million

HOUSTON Apr. 15 /PRNewswire-FirstCall/ -- Deep Down, Inc. (OTC Bulletin Board: DPDW) (“Deep Down” or the “Company”), an oilfield services company specializing in products and services for the deepwater and ultra-deepwater oil and gas industry, today announced a net loss of $2.8 million for 2010, excluding a $10.1 million non-cash loss on contribution of the net assets of a wholly-owned subsidiary to a joint venture and a $4.5 million non-cash impairment of goodwill.

OPERATING RESULTS

For 2010, Deep Down reported a net loss of $17.4 million, or $0.09 loss per diluted share, after a $10.1 million non-cash loss on contribution of the net assets of a wholly-owned subsidiary to a joint venture and a $4.5 million non-cash impairment of goodwill, on revenues of $42.5 million compared to a net loss of $16.8 million, or $0.09 loss per diluted share on revenues of $28.8 million in 2009.

Revenues increased $13.7 million, or 47 percent, to $42.5 million in 2010 from $28.8 million in 2009. The increase in revenues was due primarily to generally higher demand for our services and products, especially in the GOM and West Africa, leading to higher utilization of our personnel, equipment and ROVs, increased equipment and tooling rentals, greater output of engineered subsea projects (including installation support services) and increased manufacture of products for deepwater and ultra-deepwater projects.

Gross profit increased $4.7 million to $13.6 million in 2010, an increase of 52 percent compared to the prior year. The increase in gross profit was due to the increased revenues described above and to the larger percentage of service rather than engineered product revenue compared to 2009.

The Company’s management evaluates its financial performance based on a non-GAAP measure, Adjusted EBITDA, which consists of earnings (net income or loss) available to common shareholders before the effects of net interest expense, income taxes, non-cash stock compensation expense, non-cash impairments, depreciation and amortization and other non-cash items.  Adjusted EBITDA for 2010 was $2.7 million compared to negative $2.9 million in 2009. The dramatic improvement was driven primarily by increased gross profit and lower SG&A expenses.

WORKING CAPITAL

The Company's working capital was $1.6 million at December 31, 2010, an increase of $1.1 million from the $0.5 million of working capital at December 31, 2009. This increase is due primarily to the Company’s large cash balance at December 31, 2010 ($3.7 million) resulting mainly from a project in process offshore Gabon at year-end.

At December 31, 2010, we were not in compliance with all of the financial covenants associated with $2.9 million in debt we owe to our primary lender. This non-compliance occurred primarily as a result of financial adjustments associated with the closing of the Cuming Flotation Technologies joint venture on December 31, 2010. We have received a waiver from our lender, curing our non-compliance.  Additionally, we have received a one-year extension of the maturity date of this debt to April 15, 2012.

Ronald E. Smith, Chief Executive Officer stated, “Our industry has gone through some very difficult times the past two years; however, it is now showing signs of strengthening. Our third and fourth quarters were very positive, showing significant growth in revenues, along with improved margins and reduced expenses. The Company would have reported net income of approximately $0.2 million during the last half of 2010 except for a $10.1 million non-cash loss on contribution of the net assets of a wholly-owned subsidiary to a joint venture and a $4.5 million goodwill write-down. Our cash flow continues to strengthen as well, as can be seen by the $5.6 million improvement in Adjusted EBITDA in 2010 compared to 2009. We expect business to continue to improve over the next several quarters.”

We also expect to earn a high return on our 20% investment in Cuming Flotation Technologies, a joint venture we formed along with York Capital Management, creating a worldwide leader in manufactured marine buoyancy products.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Information set forth in this document contain "forward-looking statements" (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect Deep Down's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Deep Down and Cuming, including future financial and operating results, whether and when the transactions will be consummated, the new combined company's plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain  financing and approvals for the transaction; the risk that any synergies from the transaction may not be realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to successfully integrate the businesses, unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in Deep Down's filings with the Securities and Exchange Commission ("SEC"), which are available at the SEC's web site http://www.sec.gov. Deep Down disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

DEEP DOWN, INC.
CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$3,730	$912
Accounts receivable, net of allowance of $245 and $304, respectively	5,518	7,662
Inventory	223	896
Costs and estimated earnings in excess of billings on uncompleted contracts	-	267
Prepaid expenses and other current assets	267	225
Total current assets	9,738	9,962
Property, plant and equipment, net	11,676	20,011
Investment in joint venture	3,146	-
Intangibles, net	2,908	12,342
Goodwill	4,916	9,429
Other assets	1,240	960
Total assets	$33,624	$52,704

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,719	$2,865
Billings in excess of costs and estimated earnings on uncompleted contracts	446	4,984
Deferred revenues	315	89
Current portion of long-term debt	1,609	1,497
Total current liabilities	8,089	9,435
Long-term debt, net	2,443	5,379
Total liabilities	10,532	14,814

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value, 490,000 shares authorized, 207,399 and 180,451 shares, respectively, issued and outstanding	207	180
Additional paid-in capital	63,751	61,161
Accumulated deficit	(40,866)	(23,451)
Total stockholders' equity	23,092	37,890
Total liabilities and stockholders' equity	$33,624	$52,704

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
(In thousands, except per share amounts)	2010	2009

Revenues	$42,471	$28,810
Cost of sales:
Cost of sales	26,559	18,272
Depreciation expense	2,327	1,616
Total cost of sales	28,886	19,888
Gross profit	13,585	8,922
Operating expenses:
Selling, general and administrative	13,964	14,371
Depreciation and amortization	1,731	6,538
Goodwill impairment	4,513	5,537
Total operating expenses	20,208	26,446
Operating loss	(6,623)	(17,524)
Other income (expense):
Interest expense, net	(510)	(356)
Loss on contribution of net assets of wholly-owned subsidiary	(10,119)	-
Equity in net loss of joint venture	(254)	-
Other income, net	266	73
Total other income (expense) Total other expense	(10,617)	(283)
Loss before income taxes	(17,240)	(17,807)
Income tax (expense) benefit	(175)	1,026
Net loss	$(17,415)	$(16,781)

Net loss per share, basic and diluted	$(0.09)	$(0.09)
Weighted-average common shares outstanding, basic and diluted	193,147	179,430

 DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
(In thousands)	2010	2009
Cash flows from operating activities:
Net loss	$(17,415)	$(16,781)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of goodwill	4,513	5,537
Equity in loss of joint venture	254	-
Share-based compensation	727	836
Stock issued for services	14	-
Bad debt expense	72	192
Depreciation and amortization	4,058	8,154
(Gain) loss on disposal of property, plant and equipment	(190)	78
Deferred income taxes, net	-	(909)
Changes in assets and liabilities:
Accounts receivable	1,669	2,918
Inventory	79	466
Costs and estimated earnings in excess of billings on uncompleted contracts	267	441
Prepaid expenses and other current assets	233	409
Other assets	189	(113)
Accounts payable and accrued liabilities	2,827	(1,454)
Deferred revenues	227	80
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,567)	2,678
Net cash (used in) provided by operating activities	(4,043)	2,532

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,634)	(6,117)
Proceeds from sale of property, plant and equipment	251	148
Investment in cost method securities	(25)	(200)
Cash paid for equity investment in joint venture	(1,400)	-
Contribution of net assets of wholly-owned subsidiary	10,119	-
Proceeds from final settlement of acquisition of Flotation	-	58
Cash paid for capitalized software	(278)	(614)
Proceeds from note receivable	(87)	(22)
Change in restricted cash	-	136
Net cash provided by (used in) investing activities	5,946	(6,611)

Cash flows from financing activities:
Proceeds from sale of common stock	1,901	-
Stock cancelled for payroll taxes	(25)	-
Borrowings of long-term debt	-	3,000
Repayments of long-term debt	(961)	(504)
Net cash provided by financing activities	915	2,496
Change in cash and equivalents	2,818	(1,583)
Cash and cash equivalents, beginning of period	912	2,495
Cash and cash equivalents, end of period	$3,730	$912

DEEP DOWN, INC.
NON-US GAAP FINANCIAL MEASURES (Unaudited)
The table below presents the reconciliation of net loss to Adjusted EBITDA for the years ended December 31, 2010 and 2009:

	Year Ended
	December 31,
	2010	2009
Net loss	(17,415)	(16,781)
Add back interest expense, net of interest income	510	356
Add back share-based compensation	727	836
Add back goodwill impairment	4,513	5,537
Add back loss on contribution of net assets of wholly-owned subsidiary	10,119	-
Add back depreciation and amortization	4,058	8,154
Add back income tax expense (benefit)	175	(1,026)
Adjusted EBITDA	$2,687	$(2,924)

Adjusted EBITDA. Our management evaluates our performance based on a non-GAAP measure, Adjusted EBITDA, which consists of earnings (net income or loss) available to common shareholders before cumulative effect of accounting change, net interest expense, income taxes, non-cash stock compensation expense, non-cash impairments, depreciation and amortization and other non-cash items.  This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. GAAP. The measure should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing or financing activities, or other cash flow data prepared in accordance with U.S. GAAP. The amounts included in the Adjusted EBITDA calculation, however, are derived from amounts included in the accompanying unaudited consolidated statements of operations.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because it is widely used by investors in our industry to measure a company’s operating performance without regard to items such as income taxes, net interest expense, depreciation and amortization, and non-cash stock compensation expense which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired; it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest) and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and goodwill impairment) from our operating results; and it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase or acquisition in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

The table below presents the reconciliation of net loss to net income before loss on net assets of wholly-owned subsidiary and goodwill impairment:

	Six Months Ended		Six Months Ended		Year Ended
	June 30,		December 31,		December 31,
	2010	2009	2010	2009	2010	2009
(In thousands)
Net loss	$(2,998)	$(2,491)	$(14,417)	$(14,290)	$(17,415)	$(16,781)

Add back loss on contribution of net assets of wholly-owned subsidiary - non-cash	-	-	10,119	-	10,119	-

Add back goodwill impairment - non-cash	-	-	4,513	5,537	4,513	5,537

Net income (loss) before loss on contribution of net assets of wholly-owned subsidiary and goodwill impairment	$(2,998)	$(2,491)	$215	$(8,753)	$(2,783)	$(11,244)